EXHIBIT 10.7(r)

DESCRIPTION OF 2008 SALARIES FOR
THE 2007 NAMED EXECUTIVE OFFICERS

Annualized salary rates for 2008 for the executive officers of the Corporation who are named in the executive compensation disclosures of the Corporation’s 2008 proxy statement in relation to fiscal year 2007 (“2007 Named Executive Officers”) are:

Gerald L. Baker	$827,000
D. Bryan Jordan	$672,000
Charles G. Burkett	$728,000
Mark A. Medford	$642,000
Sarah L. Meyerrose	$485,000

Salary rates were approved by the Compensation Committee of the Board of Directors at its meeting on February 25, 2008, effective in late April 2008. Executive salaries generally were increased approximately 3.4% over 2007, in line with the average increase for other employees for 2008. Salary rates continue in effect until they are changed, and are not retroactive to the beginning of the year.

Mr. Marlin L. Mosby, III is paid a salary and receives a draw against variable compensation. At February 25, 2008 his annualized salary rate is $353,000 and his annualized non-refundable draw is $147,000.

Of the three other 2007 Named Executive Officers: (a) J. Kenneth Glass retired in 2007 and will receive no salary for 2008 from the Corporation; (b) Elbert L. Thomas, Jr. is expected to fully retire as an employee on February 29, 2008 and his annualized salary rate until retirement is $440,000; and (c) John P. O’Connor is expected to fully retire as an employee during 2008 and his annualized salary rate until retirement is $375,000.